Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Sabre Corporation

Dallas, Texas

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-224616) and related Prospectus of Sabre Corporation for the registration of shares of its common stock and preferred stock and to the incorporation by reference therein of our reports dated February 26, 2020, with respect to the consolidated financial statements and schedule of Sabre Corporation, and the effectiveness of internal control over financial reporting of Sabre Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Dallas, Texas
August 18, 2020